Exhibit 5.1

John W. Robertson T: +1 206 452 8763 jrobertson@cooley.com

November 12, 2013

zulily, inc.

2200 First Avenue South

Seattle, WA 98134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by zulily, inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-191617) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 13,225,000 shares of the Company’s Class A common stock, par value $0.0001 (the “Shares”), which includes up to 7,334,125 Shares to be sold by the Company (the “Company Shares”), including 956,625 Shares for which the underwriters have been granted an over-allotment option, and up to 5,890,875 Shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), including 768,375 Selling Stockholder Shares for which the underwriters have been granted an over-allotment option. We are acting as counsel for the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect upon the closing of the Offering, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM

zulily, inc. November 1, 2013 Page Two

that the Selling Stockholder Shares are, or upon exercise of applicable options in accordance with their terms will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By:	/s/ John W. Robertson
John W. Robertson

1700 SEVENTH AVENUE, SUITE 1900, SEATTLE, WA 98101-1355 T: (206) 452-8700 F: (206) 452-8800 WWW.COOLEY.COM